UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2013

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On October 28, 2013, Vishay Intertechnology, Inc. (the "Company") announced various cost reduction programs as part of its continuous efforts to improve efficiency and operating performance.

MOSFETs Segment Program

The project for the MOSFETs segment will extend over a period of approximately two years.  The manufacture of wafers for certain critical products will be transferred into a more cost-efficient fab.  As a consequence, certain other wafer manufacturing currently occurring in-house will be transferred to third-party foundries.

The total cash costs associated with the MOSFETs initiatives, principally severance, are expected to be approximately $10 million.

Voluntary Separation / Retirement Program

A voluntary separation / early retirement program will be offered to employees worldwide who are eligible because they will have met job classification, age, and/or years-of-service criteria as of October 31, 2013. The program benefits vary by country and job classification, but generally offer a cash loyalty bonus.

The Company estimates that total costs associated with the voluntary separation / early retirement program will be approximately $13 million, based on the expected acceptance rate.

Diodes Segment Programs

Two other smaller cost reduction programs relate to the transfer of production of certain products within its Diodes segment, which will be implemented in the course of 2014.   Both programs are connected to production moves, in order to take advantage of lower labor costs in one program and from the consolidation of manufacturing locations in the other.  The total cash costs associated with these production transfers are expected to be approximately $3 million.

The Company's estimates of the costs related to its cost reduction programs and anticipated annual savings represent its current best estimates.  However, such estimates are preliminary and subject to change as the Company implements these programs.

On October 28, 2013, the Company issued a press release regarding these programs, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated October 28, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2013

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer